Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of China Networks International Holdings Ltd. (the “Company”) and to the incorporation by reference therein of our report dated April 15, 2009, with respect to the consolidated financial statements of China Networks Media, Ltd. appearing in the Company’s Registration Statement on Form S-4, as amended, filed with the Securities and Exchange Commission, File No. 333-157026.

/s/ UHY LLP

UHY llp
Albany, New York
December 31, 2009